Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus/Proxy Statement for Federated World Investment Series, Inc. included in the Registration Statement on Form N-14.

We also consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, dated January 31, 2017, on Form N-1A, which were filed with the Securities and Exchange Commission in Post-Effective Amendment Number 66 to the Registration Statement (File Nos. 811-7141 and 33-52149) of Federated World Investment Series, Inc., and are incorporated by reference in the Prospectus/Proxy Statement and Statement of Additional Information included in the Registration Statement on Form N-14.

We also consent to the incorporation by reference of our report, dated January 25, 2017, on the financial statements and financial highlights of Federated International Leaders Fund (one of the portfolios constituting Federated World Investment Series, Inc.), included in the Annual Shareholder Report for the year ended November 30, 2016, which is also incorporated by reference in the Prospectus/Proxy Statement and Statement of Additional Information, included in the Registration Statement on Form N-14.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

May 18, 2017